Exhibit 5.1


                                December 30, 2005


Advance Nanotech, Inc.
600 Lexington Avenue, 29th Floor
New York, NY 10022

         Re:      2005 Equity Incentive Plan and Registration on Form S-8

Ladies and Gentlemen:

                  We have acted as counsel to Advance Nanotech, Inc., a Colorado corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the registration of 3,000,000 shares ("Shares") of the Company's common stock, $.001 par value, issuable pursuant to the Company's 2005 Equity Incentive Plan (the "Equity Incentive Plan").

                  As such counsel, we have examined such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to enable us to render this opinion. Based on the foregoing and our examination of such questions of law as we deem necessary, we are of the opinion that the Shares, when sold and issued in accordance with (i) the Equity Incentive Plan, (ii) the Equity Incentive Agreements by and between the Company and certain individual participants in the Equity Incentive Plan, and (iii) the Registration Statement, will be validly issued, fully paid and non-assessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement. Except as set forth in this paragraph, this opinion is furnished solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

                                       Very truly yours,


                                       /s/ Alschuler Grossman Stein & Kahan, LLP
                                       -----------------------------------------
                                       ALSCHULER GROSSMAN STEIN & KAHAN, LLP